     As filed with the Securities and Exchange Commission on April 9, 1998

                                                     Registration No.: 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549
                                  ___________

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      KEYSTONE AUTOMOTIVE INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

                                   CALIFORNIA
         (State or other jurisdiction of incorporation or organization)

                                   95-2920557
                      (I.R.S. Employer Identification No.)

                             700 EAST BONITA AVENUE
                            POMONA, CALIFORNIA 91767
                                 (909) 624-8041
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


        JAMES C. LOCKWOOD, ESQ.                      COPY TO:
            VICE PRESIDENT                     PAUL H. IRVING, ESQ.
 KEYSTONE AUTOMOTIVE INDUSTRIES, INC.     MANATT, PHELPS & PHILLIPS, LLP
        700 EAST BONITA AVENUE              11355 W. OLYMPIC BOULEVARD
       POMONA, CALIFORNIA 91767           LOS ANGELES, CALIFORNIA 90064
            (909) 624-8041                        (310) 312-4196

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [_]

     IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

[A     IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING
PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [_]

     IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [_]

     IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, CHECK THE FOLLOWING BOX. [_]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------
                                                                              Proposed
Title of each class                                  Proposed maximum          maximum
of securities to be               Amount to be          offering              aggregate         Amount of
registered                         registered        price per unit(1)    offering price(1)  registration fee
-------------------------------------------------------------------------------------------------------------
Common Stock, no par value      1,000,000 shares     $23.68               $23,688,000        $6,988
-------------------------------------------------------------------------------------------------------------

(1) Estimate based on the last reported sale price of the Registrant's Common Stock as reported on Nasdaq on April 2, 1998 pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended.

                        ________________________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------

PROSPECTUS
                  Subject to Completion, Dated April 9, 1998

                                1,000,000 SHARES


                      KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

                                  COMMON STOCK
                                 (NO PAR VALUE)
                              ___________________

     The 1,000,000 shares of Common Stock of Keystone Automotive Industries, Inc. ("Keystone" or the "Company") offered hereby (the "Shares") are collectively being sold by the "Selling Stockholders" (as hereinafter defined). See "Selling Stockholders." The Common Stock is quoted on the Nasdaq National Market under the symbol "KEYS." The last sale price for the Common Stock on April 8, 1998, as reported on the Nasdaq National Market System, was $24 1/8 per share. All expenses of this Offering, estimated to be $27,000, are being paid by the Company.

     SEE "RECENT DEVELOPMENTS," BEGINNING ON PAGE 6 AND "RISK FACTORS," BEGINNING ON PAGE 9, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Shares may be offered or sold by or for the account of the Selling Stockholders from time to time or at one time in the over-the-counter market or otherwise, at prices and on terms to be determined at the time of sale, to purchasers directly or by or through brokers or dealers, who may receive compensation in the form of discounts, commissions or concessions. The Selling Stockholders and any such brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any discounts, concessions and commissions received by any such brokers and dealers may be deemed to be underwriting commissions or discounts under the Securities Act. The Company will not receive any of the proceeds from any sale of the Shares offered hereby. See "Use of Proceeds," "Selling Stockholders" and "Plan of Distribution."

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents have been filed by the Company (Commission File No. 0-28568) with the Securities and Exchange Commission ("Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended March 28, 1997.

     2. The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended June 27, 1997, September 26, 1997 and December 26, 1997 and the Company's Form 10-Q/A amended Quarterly Report for the quarter ended December 26, 1997 .

     3. The Company's Current Reports on Form 8-K dated April 10, 1997, June 6, 1997, January 9, 1998, February 19, 1998, March 10, 1998 and April 8, 1998, a
Form 8-K/A dated March 17, 1998 and a Form 8-K/A-2 dated March 20, 1998.

     4. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission under the Exchange Act.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Mr. James C. Lockwood, Vice President-General Counsel and Secretary, at Keystone Automotive Industries, Inc., 700 East Bonita Avenue, Pomona, California 91767, or by telephone (909) 624-8041.


                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files periodic reports, proxy solicitation materials and other information with the Commission. Such reports, proxy solicitation materials and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found at the Commission's Web site address, http://www.sec.gov. The Common Stock is listed on the Nasdaq National Market. Such reports, proxy solicitation materials and other information can also be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W. Washington, D.C. 20006-1506.

     The Company has filed a registration statement on Form S-3 with the Commission (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the offering made hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. as set forth above. For further information, reference is hereby made to the Registration Statement, including the exhibits filed as a part thereof or otherwise incorporated herein. Statements made in this Prospectus as to the contents of any documents referred to are not necessarily complete, and in each instance reference is made to such exhibit for a more complete description and each such statement is modified in its entirety by such reference.


                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding the Company's financing needs, business plans and prospects, expectations and intentions. Forward-looking statements necessarily involve risks and uncertainties, and the Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. The factors set forth below under "Risk Factors" and other cautionary statements made in this Prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this Prospectus.

                                  THE COMPANY

     Keystone is the nation's leading distributor of aftermarket collision replacement parts produced by independent manufacturers for automobiles and light trucks. Keystone distributes products primarily to collision repair shops throughout most of the United States. In addition, the Company recycles and produces chrome plated and plastic bumpers and remanufactures alloy wheels. The Company's product lines consist of automotive body parts, bumpers, autoglass and remanufactured alloy wheels, as well as paint and other materials used in repairing damaged vehicles. Keystone currently offers more than 19,000 stock keeping units to over 24,000 collision repair shop customers, out of an estimated 48,000 shops nationwide. Founded in Southern California in 1947, the Company operates a "hub and spoke" distribution system consisting of 13 regional hubs and 86 service centers located in 39 states primarily in the West, Midwest, Northeast, Mid-Atlantic and South, as well as in Tijuana, Mexico. From these service centers, Keystone has approximately 400 professional and trained salespersons who call on an average of over 6,000 collision repair shops per day.

     References in this Prospectus to "Keystone" or the "Company" mean Keystone and its wholly-owned subsidiaries. The Company's principal executive offices are located at 700 East Bonita Avenue, Pomona, California 91767, and its telephone number is (909) 624-8041.

                              RECENT DEVELOPMENTS

ACQUISITIONS OF INTEURO PARTS DISTRIBUTORS, INC. AND CAR BODY CONCEPTS, INC.

     On January 1, 1998, Keystone acquired Inteuro Parts Distributors, Inc. ("Inteuro") and Car Body Concepts, Inc. ("Car Body") in exchange for an aggregate of 2,000,000 shares of Keystone Common Stock. The transactions were accounted for as poolings of interest. See "Selling Stockholders."

     Inteuro and Car Body distributed aftermarket collision replacement parts for automobiles and light trucks through eight service centers located in the Southeast.

     For the 12 months ended December 31, 1997, Inteuro and Car Body on a combined basis had net sales and net income of approximately $35,851,000 and $3,994,000, respectively, and at December 31, 1997 had total assets and stockholders' equity of approximately $7,613,000 and $2,836,000, respectively.

PENDING ACQUISITION OF REPUBLIC AUTOMOTIVE PARTS, INC.

     General. On February 17, 1998, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for a merger (the "Merger") of a wholly-owned subsidiary of the Company with and into Republic Automotive Parts, Inc. ("Republic") pursuant to which each Republic stockholder will receive 0.8 of a share of Common Stock of the Company for each share of Republic Common Stock held, or an aggregate of approximately 2.7 million shares of Keystone Common Stock (not including shares which may be issued in the future pursuant to rights granted under Republic's Stock Compensation Plan, which are being assumed by Keystone). The Merger Agreement and the transactions contemplated therein were approved by the respective Boards of Directors of Keystone and Republic, based, in part, upon opinions from their respective financial advisors that the Merger was fair from a financial point of view, to the respective stockholders of Keystone and Republic. The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. It is anticipated that the Merger will be accounted for as a "purchase."

     Consummation of the Merger is subject to numerous conditions precedent, including: (i) the approval of the Merger by the stockholders of both Keystone and Republic, (ii) declaration by the Commission of the effectiveness of a registration statement with respect to the shares of Keystone Common Stock being issued in the Merger, (iii) filings by both parties under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the expiration of the waiting period prescribed thereunder, (iv) the accuracy in all material respects of certain representations and warranties made by the parties in the Merger Agreement and the performance of all required covenants, (v) absence of a material adverse change in either party, (vi) the holders of less than 5% of Keystone's issued and outstanding shares of Common Stock shall have dissented from the Merger under California law, (vii) the listing of the Keystone shares being issued in the Merger on the Nasdaq National Market and (viii) receipt of a legal opinion that the Merger qualifies as a tax free reorganization under
Section 368(a) of the Internal Revenue Code of 1968, as amended.

     Keystone and Republic have certain termination rights, including the right to terminate the Merger Agreement upon the failure of conditions precedent, or if the Merger is not completed by August 31, 1998. In addition, Republic has a right under certain circumstances to terminate the Merger Agreement in the event that it receives an unsolicited offer from a third party which the Republic Board of Directors deems to be more favorable to the Republic stockholders from a financial point of view than the terms provided for in the Merger Agreement and Keystone elects not to make an offer which is at least as favorable to Republic. In such an event, Keystone is entitled to certain termination fees and to elect to exercise an option to purchase shares of Republic Common Stock equal to up to 19.9% of its outstanding shares at an exercise price of $17.00 per share. There are limitations on the total profit which Keystone may realize on the sale of Republic shares underlying that option.

     There can be no assurance that the Merger will be consummated. See "Risk Factors."

     Republic Business. Republic distributes a complete line of replacement parts (other than tires) for substantially all mass-produced makes and models of automobiles manufactured within the last 15 years and most replacement parts for mass-produced trucks and vans. Republic also distributes a number of replacement parts for heavy-duty trucks, snowmobiles, motorcycles, farm and marine equipment and other similar types of machinery through its automotive distribution centers and jobber stores. In addition, Republic also distributes new replacement parts to repair vehicles damaged in collisions through its body parts and accessories distribution centers. These centers sell to automotive collision repair shops and smaller parts distributors.

     Republic purchases replacement parts from over 100 principal suppliers and distributes them through its automotive parts distribution centers. These centers sell to Republic's jobber stores as well as to approximately 3,000 independent jobber stores. These stores in turn sell to service stations, repair shops, individuals and others, including automobile and truck dealers, fleet operators, leasing companies and mass merchandisers.

     Republic Financial Results. For the years ended December 31, 1995, 1996, and 1997, Republic reported net sales of $154.6 million, $184.8 million and $189.0 million, respectively, and net income of $1.8 million, $5.1 million and $3.3 million, respectively. At December 31, 1997, Republic reported that it had total assets of $93.6 million and stockholders' equity of $51.6 million.

                                  RISK FACTORS

     Acquisition Strategy. A principal component of the Company's growth strategy is to acquire other independent distributors operating in new geographic markets, as well as to increase its penetration in existing markets. See "Recent Developments" above. Since April 1993, the Company has completed 22 acquisitions of a total of 74 service centers, primarily in the Northeast, Midwest, Mid-Atlantic and South, of which 13 have been consolidated with existing locations and 4 have been closed. The Company's ability to maintain or exceed its historical growth rate will depend in large part on its ability to successfully execute its acquisition strategy. The successful execution of this strategy will depend on the Company's ability to identify and to compete for appropriate acquisition candidates, to consummate such acquisitions on favorable terms (including obtaining acquisition financing, if necessary), to maintain and expand the sales and profitability of the acquired centers, and to anticipate the changes that continued growth would impose on its financial reporting and control systems, data processing systems and management. As consolidation takes place in Keystone's industry, fewer potential acquisition candidates will remain. There can be no assurance that the Company will be successful in executing its strategy.

     Acquisition Risks. Although the Company investigates the operations and assets that it acquires, there may be liabilities that the Company fails or is unable to discover, and for which the Company as a successor owner or operator, may be responsible. The Company seeks to mitigate the risk of these potential liabilities by obtaining indemnities and warranties from the seller and, in some cases, deferring payments of a portion of the purchase price. However, these indemnities, warranties and holdbacks, if obtained, may not fully cover the liabilities due to their limited scope, amounts or duration, the limited financial resources of the indemnitor or warrantor or other reasons. In the proposed Republic transaction, there are no deferred payments and the indemnities and warranties generally do not survive the consummation of the Merger. In addition, acquisitions accounted for under the purchase method of accounting generally involve the recording of goodwill and deferred charges on the Company's balance sheet, which are amortized over varying periods of time depending upon the assets acquired. This amortization has the effect of reducing the Company's reported earnings. At December 26, 1997, the Company had recorded approximately $4.5 million in goodwill, net of accumulated amortization. The Company had also recorded approximately $4.4 million in deferred charges net of accumulated amortization, primarily related to noncompetition agreements, which are amortized over the terms of those agreements. It is anticipated that the proposed Republic transaction will be accounted for as a purchase, resulting in an increase in recorded goodwill by an amount not determinable at the date of this Prospectus.

     The efficient and effective integration of acquired companies' operations is necessary for the Company's acquisition strategy to be successful. This generally requires, among other things, an integration of purchasing, distribution, marketing and sales efforts, pricing, employee benefits policies, liquidity and capital expenditure requirements, management teams and management information and other systems. The challenges of integration may be increased by the need to coordinate geographically separated organizations and by concluding more than one large acquisition within a short period of time, such as the acquisition of Inteuro in January 1998 and the proposed acquisition of Republic. In addition, the integration generally requires a commitment of management resources which may temporarily divert attention from day-to-day operations of the Company.

     Proposed Republic Transaction. The proposed Republic transaction described under "Recent Developments" above is the largest acquisition undertaken by Keystone to date and involves the issuance of approximately 2.7 million shares of Keystone Common Stock, or an increase in its outstanding shares of about 18.6% (not including shares which may be issued in the future pursuant to rights granted under Republic's Stock Compensation Plan, which are being assumed by Keystone). Republic is a substantial corporation with business activities spread over a wide geographic area from Alaska to Georgia. Consequently, all the risks described above under "Acquisition Risks" are applicable to the proposed transaction.

     Further, in addition to distributing aftermarket collision replacement parts to collision repair shops (Keystone's sole business), over 60% of Republic's sales involve the distribution of replacement parts for automobiles and trucks through an extensive distribution network to service stations, repair shops, individuals and others. There can be no assurance that Keystone will be successful in operating this replacement parts distribution business or that, in the alternative, it will be able to divest this business over time at prices which will justify Keystone having acquired Republic.

     Competition. Based upon industry estimates, the Company believes that 85% of collision parts for automobiles and light trucks are supplied by original equipment manufacturers ("OEMs"), compared with approximately 10% by independent distributors of aftermarket collision parts and an additional 5% by distributors of salvaged parts. The Company competes directly with, and encounters intense competition from, OEMs, all of which have substantially greater financial, distribution, marketing and other resources, including greater brand recognition and a broader selection of collision parts. Accordingly, OEMs are in a position to exert pricing and other competitive pressures on the Company and other independent distributors, which could have a material adverse effect on the results of operations of the Company. The aftermarket collision parts distribution industry is highly fragmented. Typically, the Company's competitors are independently owned distributors having from one to three distribution centers. The Company anticipates that it will encounter significant competition in the future, including competition from automobile dealerships, distributors of salvage parts, buying groups and other large distributors.

     Dependence on Key and Foreign Suppliers. The Company is dependent on a small number of suppliers. For the fiscal year ended March 28, 1997, the ten largest suppliers accounted for approximately 43% of the products purchased by the Company. Although alternative suppliers exist for substantially all products distributed by the Company, the loss of any one supplier could have a material adverse effect on the Company until alternative suppliers are located and have commenced providing products. In fiscal 1997 and to date in fiscal 1998, approximately 71% of the products distributed by the Company were manufactured in the United States or Canada and approximately 29% were imported directly from manufacturers in Taiwan. As a result, the Company's operations are subject to the customary risks of doing business abroad, including, among other things, transportation delays, political instability, expropriation, currency fluctuations and the imposition of tariffs, import and export controls and other non-tariff barriers (including changes in the allocation of quotas), as well as the uncertainty regarding future relations between China and Taiwan. To date, the Company has not been adversely impacted by the current "Asian Crisis," but there can be no assurance that the Company's sources of supply will not be impacted in the future. The percentage of imported products may decline in the future if sales of autoglass, paint and related supplies and equipment and remanufactured alloy wheels, which are manufactured in the United States, continue to grow. Any significant disruption in the Company's Taiwanese sources of supply or in its relationship with its suppliers located in Taiwan could have a material adverse effect on the Company.

     Continued Acceptance of Aftermarket Collision Parts. Based upon industry sources, the Company estimates that approximately 87% of automobile collision repair work is paid for in part by insurance; accordingly, the Company's business is highly dependent upon the continued acceptance of such parts by the insurance industry and the governmental agencies that regulate insurance companies, and the ability of insurers to recommend the use of aftermarket parts for collision repair jobs, as opposed to OEM parts. The Company's business is also dependent upon the continued acceptance of such parts by collision repair shops and their customers.

     Consolidation in the Collision Repair Industry. The collision repair shop industry is in the process of consolidation. The trend towards larger, more efficient repair shops will increase the competition among distributors for the remaining accounts and the pressure on distributors to provide price concessions, just-in-time delivery, larger inventories, training and other value-added services, which may have a material adverse effect on the Company's sales and profitability.

     Decline in the Number of Collision Repairs. The number of collision repairs has declined significantly in recent years, and may continue to do so, due to, among other things, automotive safety improvements, more rigorous enforcement of stricter drunk driving laws resulting in fewer accidents and the increase in unit body construction and higher collision repair costs resulting in a larger number of automobiles being declared a total loss in lieu of being repaired. The continuation of such decline may have a material adverse effect on the Company.

     Compliance with Government Regulations; Environmental Hazards. The Company is subject to increasing restrictions imposed by various federal, state and local laws and regulations. Various state and federal regulatory agencies, such as the Occupational Safety and Health Administration and the United States Environmental Protection Agency (the "EPA"), have jurisdiction over the Company's operations with respect to matters including worker safety, community and employee "right-to-know" laws, and laws regarding clean air and water.
Under various federal, state and local laws and regulations, an owner or lessee of real estate or the operator of a business may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, property owned or used in the business, as well as related costs of investigation and property damage. Such laws often impose such liability without regard to whether the owner, lessee or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Other than as described below with respect to its bumper plating operations, the Company does not currently generate substantial hazardous waste in the ordinary course of its business. The Company believes that it currently is in substantial compliance with all applicable laws and regulations, and is not aware of any material environmental problem at any of its current or former facilities. No assurance can be given, however, that the Company's prior activities or the activities of a prior owner or operator of an acquired service center or other facility did not create a material environmental problem for which the Company could be responsible or that future uses or conditions (including, without limitation, changes in applicable laws and regulations) will not result in material environmental liability to the Company. Furthermore, compliance with legislative or regulatory changes may cause future increases in the Company's operating costs or otherwise adversely affect operations. Certain of the Company's products, such as paints and solvents, are highly flammable. Accordingly, the storage and transportation of these materials expose the Company to the inherent risk of fire.

     The Company acquired the bumper plating operations of its now wholly-owned subsidiary, North Star Plating Company ("North Star"), in March 1997. In addition, the Company currently conducts limited bumper plating operations at one site and previously conducted similar operations at 11 additional sites which were closed between 1983 and 1993. The Company's bumper plating operations, which use a number of hazardous materials, are subject to a variety of federal and state laws and regulations relating to environmental matters, including the release of hazardous materials into the air, water and soil. The Company endeavors to ensure that its bumper plating operations comply with applicable environmental laws and regulations. Compliance with such laws and regulations has not had a material effect on the Company's capital expenditures, earnings or competitive position, and no material capital expenditures with respect to the Company's bumper plating operations are anticipated during the next 12 months. Although the Company believes it is in substantial compliance with all applicable environmental laws and regulations relating to its bumper plating operations, there can be no assurance that the Company's current or former operations have not, or will not in the future, violate such laws and regulations or that compliance with such laws and regulations will not have a material adverse effect on the Company's operations. Any inadvertent mishandling of hazardous materials or similar incident could result in costly remediation efforts and administrative and legal proceedings, which could materially and adversely affect the Company's business and results of operations. In addition, future environmental regulations could add to overall costs of the Company's bumper plating business or otherwise materially and adversely affect these operations.

     Volatility of Stock Price. The trading price of the Company's Common Stock may be subject to significant fluctuations as a result of variations in the Company's actual or anticipated operating results, changes in general market conditions and other factors. In recent years, the stock market generally has experienced significant price and volume fluctuations which often have been unrelated or disproportionate to the operating performance of a specific company or industry. There can be no assurance that the market price of the Company's Common Stock will not decline below the current market price. It is possible that in some future quarter, the Company's operating results will be below the expectations of public market analysts or investors. In such event, the price of the Company's Common Stock may be materially and adversely affected.

     Shares Eligible for Future Sale. At March 27, 1998, there were 14,642,000 shares of Keystone Common Stock outstanding. Of these shares, the 8,307,000 shares sold in the Company's two public offerings and the 2,450,000 shares issued in the North Star transaction are freely tradeable without restriction or further registration under the Securities Act, except for any such shares held by an "affiliate" of the Company. The remaining 3,885,000 shares are "restricted securities" as that term is defined in Rule 144 under the Securities Act, and, accordingly, may not be sold without registration under the Securities Act or pursuant to an applicable exemption therefrom. Of these shares, 1,000,000 are being included in this offering by the Selling Stockholders. The market price of the Company's Common Stock could be adversely affected by the availability for sale of such shares or of shares which may be issued upon the exercise of stock options granted under the Company's 1996 Employee Stock Incentive Plan, as amended.

     In addition, if the Republic transaction is consummated, an additional 2.7 million shares of Keystone Common Stock will be issued and outstanding, the substantial majority of which will be freely tradeable without restriction or further registration.

     Management Information Systems and Year 2000 Issue. At the present time, the ordering, shipment, storage and delivery of the Company's products are managed through four centralized information systems located at the Company's corporate headquarters and at the headquarters of North Star and Inteuro (wholly-owned subsidiaries) and All Makes Body Parts, a division ("All Makes"). These systems receive periodic information from regional hubs and service centers regarding the location and availability of products, customers, sales and other financial operating data.

     North Star, Inteuro and All Makes have each developed and maintain their own computerized order taking, inventory control and management information systems, which are similar to the Company's systems. Summary financial information is transmitted on a periodic basis from North Star's, Inteuro's and All Makes' headquarters to the Company's executive offices.

     In January 1998, the Company purchased a comprehensive enterprise software package for accounting, distribution and inventory planning. The implementation of this package is in the beginning stages. It is anticipated that this software package will allow the Company to standardize business practices at each of its service centers on a company-wide basis as well as standardize the information transmitted to the Keystone's executive offices resulting in the receipt of information on a more timely basis. This will enable management to, among other things, identify inventory needs and financial trends faster and more effectively. It is anticipated that the implementation and deployment of the system to the service centers will be completed by the end of December 1999.

     While it is estimated that the total cost (hardware and software) to install the new software package will not be material, there can be no assurance that the implementation of the new software package will not involve significant unexpected costs or that unanticipated problems encountered in the conversion from the present system will not have in a material adverse effect on the Company's results of operations.

     The new enterprise software package provides a comprehensive solution to the year 2000 problem. It is believed that once successfully installed throughout the Company, the new system should eliminate any additional costs with respect to this problem.

                                USE OF PROCEEDS

     The Selling Stockholders will receive all of the net proceeds from the sale of the Shares offered hereby, and none of such proceeds will be available for use by the Company or otherwise for the Company's benefit.


                              SELLING STOCKHOLDERS

     The following table sets forth information with respect to the ownership of the shares of Common Stock by the persons listed below (the "Selling Stockholders") as of March 31, 1998. To the knowledge of the Company, each person named has sole voting and investment power with respect to the shares indicated.

                                           SHARES OWNED                          SHARES OWNED
                                         PRIOR TO OFFERING      NUMBER OF       AFTER OFFERING
                                      ----------------------    SHARES TO   ----------------------
             NAME                       NUMBER    PERCENTAGE     BE SOLD      NUMBER    PERCENTAGE
             ----                     ---------   ----------    ---------   ---------   ----------
Schigiel Enterprises, Ltd.(1)(2)        992,000          6.8%     496,000     496,000          3.4%
Bick Enterprises, Ltd.(1)(3)            968,000          6.6%     484,000     484,000          3.3%
Cesar Jimenez(1)                         40,000          *         20,000      20,000          *
                                      ---------   ----------    ---------   ---------   ----------
                                      2,000,000         13.7%   1,000,000   1,000,000          6.8%

_____________________
*    Less than one percent

(1) The address for each of the Selling Stockholders is: 9970 N.W. 89th Court, Medley, Florida 33178.

(2) All of the 992,000 shares of Keystone Common Stock owned of record by Schigiel Enterprises, Ltd., a Florida limited partnership, are owned beneficially by Leon Schigiel.

(3) All of the 968,000 shares of Keystone Common Stock owned of record by Bick Enterprises, Ltd., a Florida limited partnership, are owned beneficially by Joseph Bick.

     The shares being sold by the Selling Stockholders were received by Messrs. Schigiel, Bick and Jimenez in connection with the acquisitions of Inteuro and Car Body consummated on January 1, 1998. See "Recent Developments" above. Messrs. Schigiel and Bick were officers, directors and the sole shareholders of Inteuro and Mr. Jimenez was an officer and director of Car Body and along with Messrs. Schigiel and Bick, the sole shareholders of Car Body. Mr. Schigiel was a Director of the Company from January 1, 1998 until March 18, 1998, when he resigned. Messrs. Schigiel and Bick are employed by Inteuro pursuant to employment agreements entered into at the time of the acquisition and Mr. Jimenez is employed by Car Body pursuant to an employment agreement entered into at the time of the acquisition.


                              PLAN OF DISTRIBUTION

     The Shares offered hereby may be sold from time to time or at one time by or for the account of the Selling Stockholders in the over-the-counter or otherwise directly to purchasers in negotiated transactions; by or through brokers or dealers in ordinary brokerage transactions or transactions in which a broker or dealer solicits purchasers; in block trades in which brokers or dealers will attempt to sell Shares as agent but may position and resell a portion of the block as principal; in transactions in which a broker or dealer purchases as principal for resale for its own account; or in any combination of the foregoing methods. Shares may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. Brokers or dealers may arrange for others to participate in any such transaction and may receive compensation in the form of discounts, commissions or concessions payable by the purchasers of Shares. If required at the time that a particular offer of Shares is made, a supplement to this Prospectus will be delivered that describes any material arrangements for the distribution of Shares and the terms of the offering, including, without limitation, any discounts, commissions or concessions and other items constituting compensation from the Selling Stockholder or otherwise. The Company may agree to indemnify participating brokers or dealers against certain civil liabilities, including liabilities under the Securities Act.

     The Selling Stockholders and any such brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, commissions or concessions received by such brokers or dealers and any profit on the resale of the Shares purchased by such brokers or dealers may be deemed to be underwriting commissions or discounts under the Securities Act.

     Any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. There is no assurance that the Selling Stockholders will sell any or all of the Shares. The Selling Stockholders may transfer, devise or gift such Shares by other means not described herein.

     The Company will pay all of the expenses, including, but not limited to, fees and expenses of compliance with state securities or "blue sky" laws, incident to the registration of the Shares, other than commissions and other selling expenses and any stock transfer taxes.

     The Company has informed the Selling Stockholders that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to their sales of the shares offered hereby and has furnished each of the Selling Stockholders with a copy of these rules. The Company has also advised the Selling Stockholders of the requirement for delivery of this Prospectus in connection with any public sale of the shares.

                            VALIDITY OF COMMON STOCK

     The validity of the Shares of Common Stock offered hereby will be passed upon for the Company by Manatt, Phelps & Phillips, LLP, Los Angeles, California.


                                    EXPERTS

     The consolidated financial statements of Keystone Automotive Industries, Inc. included in Keystone Automotive Industries, Inc.'s Annual Report (Form 10-
K) for the year ended March 28, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The supplemental consolidated financial statements of Keystone Automotive Industries, Inc. as of March 29, 1996 and March 28, 1997 and for each of the three years in the period ended March 28, 1997 included in Keystone Automotive Industries, Inc.'s Current Report on
Form 8-K filed on April 8, 1998, have also been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The combined financial statements of Inteuro Parts Distributors, Inc. and Car Body Concepts, Inc. incorporated by reference into this prospectus and elsewhere in the registration statement, to the extent and for the period indicated in their report, have been audited by Arthur Andersen LLP, independent certified public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

================================================================================

     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                              ___________________


                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Documents Incorporated by Reference ......................................   2
Available Information ....................................................   3
Forward-Looking Statements ...............................................   4
The Company ..............................................................   5
Recent Developments ......................................................   6
Risk Factors .............................................................   9
Use of Proceeds ..........................................................  17
Selling Stockholders .....................................................  17
Plan of Distribution .....................................................  18
Validity of Common Stock .................................................  20
Experts ..................................................................  20

                              ___________________

================================================================================



                                1,000,000 SHARES



                      KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

                                     [LOGO]


                                  COMMON STOCK



                           __________________________

                                   PROSPECTUS
                           __________________________



                              ______________, 1998



================================================================================

-----------------------------
                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses to be paid by the Company in connection with the distribution of the securities being registered are as follows:

     Securities and Exchange Commission Filing Fee..........   $ 6,988
     Accounting Fees and expenses...........................   $10,000
     Legal Fees and expenses................................   $ 5,000
     Miscellaneous Expenses.................................   $ 5,012
                                                               ________

         Total..............................................   $27,000
                                                               ========

ITEM 15.  INDEMNIFICATION OF  DIRECTORS AND OFFICERS.

     The California General Corporations Law provides that California corporations may include provisions in their Articles of Incorporation relieving directors of monetary liability for breach of their fiduciary duty as directors, except for the liability of a director resulting from (i) any transaction from which the director derives an improper personal benefit, (ii) acts or omissions involving intentional misconduct or a knowing and culpable violation of law,
(iii) acts or omissions
that a director believes to be contrary to the best interest of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iv) acts or omissions constituting an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (v) acts or omissions showing a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (vi) any improper transaction between a director and the corporation in which the director has a material financial interest, or (vii) the making of an illegal distribution to shareholders or any illegal loan or guaranty. The Registrant's Restated Articles of Incorporation contain such a provision.

     The Bylaws of the Registrant require the Registrant to indemnify its directors and officers to the fullest extent permitted by applicable law.

     The Registrant has entered into indemnification agreements with its directors and executive officers that require the Registrant to indemnify the directors and executive officers to the fullest extent permitted by applicable law.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     a. EXHIBITS. THE FOLLOWING EXHIBITS ARE FILED AS PART OF THIS REGISTRATION STATEMENT:

       EXHIBIT NO.       DESCRIPTION
       -----------       -----------
       2.01              Agreement and Plan of Merger among Registrant, Republic
                         Automotive Parts, Inc. and KAI Merger, Inc. dated as of
                         February 17, 1998(1)

       4.01 Registration Rights Agreement dated December 31, 1997 among Registrant, Leon Schigiel and Joseph Bick, incorporated by reference to Exhibit 7(A) to the
                         Schedule 13D for Schigiel Enterprises, Ltd. filed with the Securities and Exchange Commission on March 12,
                         1998.

       4.02 Registration Rights Agreement dated December 31, 1997 among Registrant, Leon Schigiel, Joseph Bick and Cesar
                         Jimenez, incorporated by reference to Exhibit 7(B) to the Schedule 13D for Schigiel Enterprises, Ltd. filed with the Securities and Exchange Commission on March
                         12, 1998.



        5.01 Opinion of Manatt, Phelps & Phillips, LLP as to the legality of the securities being registered
       23.01             Consent of Manatt, Phelps & Phillips, LLP (included in
                         Exhibit 5.01)
       23.02             Consent of Ernst & Young LLP
       23.03             Consent of Arthur Andersen LLP
       24.01 Power of Attorney (included on page II-7 of this registration statement)

_______________________
(1) Filed as an Exhibit to Registrant's Form 8-K Current Report filed with the Securities and Exchange Commission on February 19, 1998 and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registration pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pomona, State of California, on April 9, 1998.

                              KEYSTONE AUTOMOTIVE INDUSTRIES, INC.


                              By /s/ Charles J. Hogarty
                                 -------------------------------------
                                 Charles J. Hogarty
                                 President and Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John M. Palumbo and James C. Lockwood, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                         Capacity                         Date
       ---------                         --------                         ----
 /s/ Charles J. Hogarty         President and Chief Executive         April 9, 1998
--------------------------      Officer (Principal Executive
Charles J. Hogarty              Officer) and a Director

 /s/ John M. Palumbo            Vice President, Treasurer and         April 9, 1998
--------------------------      Chief Financial Officer
John M. Palumbo                 (Principal Financial and
                                Accounting Officer)

 /s/ Ronald G. Brown
--------------------------
Ronald G. Brown                 Chairman of the Board                 April 9, 1998

 /s/ Al A. Ronco
--------------------------
Al A. Ronco                     Executive Vice President and a        April 9, 1998
                                Director
 /s/ Timothy C. McQuay
--------------------------
Timothy C. McQuay               Director                              April 9, 1998

 /s/ George E. Seebart
--------------------------
George E. Seebart               Director                              April 9, 1998

                                 EXHIBIT INDEX


Exhibit                                                         Sequential Page
Number                         Description                           Number
------                         -----------                           ------
   2.01   Agreement and Plan of Merger (incorporated by
          reference to Registrant's Form 8-K dated
          February 19, 1998)

   4.01 Registration Rights Agreement (incorporated by reference)

   4.02 Registration Rights Agreement (incorporated by reference)

   5.01 Opinion of Manatt, Phelps & Phillips, LLP as to the legality of the securities being registered

  23.01   Consent of Manatt, Phelps & Phillips, LLP
          (included in Exhibit 5.01)

  23.02   Consent of Ernst & Young LLP

  23.03   Consent of Arthur Andersen LLP

  24.01 Powers of Attorney (included on signature page of this registration statement)